     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430
CARRIZO OIL & GAS ANNOUNCES CLOSING OF DJ BASIN DIVESTITURE AND PARTIAL REDEMPTION OF ITS 7.50% SENIOR NOTES DUE 2020 AND 8.875% REDEEMABLE PREFERRED STOCK

HOUSTON, January 22, 2018 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it closed the previously-announced sale of its assets in the DJ Basin on January 19, 2018. Carrizo received approximately $123 million at closing, subject to post-closing adjustments; this excludes the previously-received deposit of $14 million. Additionally, Carrizo could receive contingent payments of up to $15 million in aggregate based upon crude oil prices exceeding certain thresholds over the next three years.
On January 19, 2018, Carrizo also delivered a notice to the trustee for its 7.50% Senior Notes due 2020 (CUSIP No. 144577 AF0) (the “notes”) under which it called for redemption on February 18, 2018, $100 million aggregate principal amount of the outstanding notes, representing approximately 22% of the aggregate principal amount of this series of outstanding notes.
The notes will be redeemed at a price of 101.875% of the principal amount thereof plus accrued and unpaid interest on the notes to be redeemed to the redemption date. Selection of the notes for redemption will be made by the trustee in accordance with the terms of the indenture governing such notes based on The Depository Trust Company’s method that most nearly approximates pro rata selection unless otherwise required by law; provided, that notes and portions of notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000, except that if all of the notes of a registered holder are to be redeemed, the entire outstanding amount of notes held by such registered holder, even if not a multiple of $1,000, shall be redeemed.
David Pitts, Carrizo’s Vice President and CFO, commented on the announcement, “With the closing of this transaction, we continue to make progress towards our debt reduction goals. In addition to redeeming another $100 million of our 7.50% notes, we also exercised our option to redeem $50 million of our 8.875% Redeemable Preferred Stock. We expect to receive additional proceeds later this month when our previously-announced Eagle Ford Shale divestiture closes. We currently expect to allocate these proceeds to further debt reduction.”
This news release shall not constitute a notice of redemption with respect to or an offer to purchase or sell (or the solicitation of an offer to purchase or sell) any securities.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.
Statements in this news release, including but not limited to those relating to the proposed redemptions, further debt reduction, the disposition program including the timing and effects of either of them, amounts or proceeds to be used for the redemptions and other statements that are not historical facts, are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the terms of the redemptions, further results of the disposition program, other sources and uses of funds for Carrizo, actions by purchasers and debt and preferred holders, post-closing adjustment and other payments, results of operations, market conditions, capital needs and uses and other risks and uncertainties that are beyond Carrizo's control, including those described in Carrizo's Form 10-K for the year ended December 31, 2016 and in its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and Carrizo undertakes no obligation to correct or update forward-looking information.